Exhibit 10.38

Norwegian Shipbroker Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT

Dated: 14th August, 2006

“MARIA C. MARITIME INC.”

MESSRS DANAOS CORPORATION WILL GUARANTEE PERFORMANCE OF SELLING COMPANY AND SHALL REMAIN JOINTLY AND SEVERALLY FULLY RESPONSIBLE FOR PROMPT AND TIMELY FULFILLMENT OF ALL SELLERS’ RESPONSIBILITIES, UNDERTAKINGS, OBLIGATIONS AND LIABILITIES HEREUNDER

hereinafter called the Sellers, have agreed to sell, and

MESSRS SHANGHAI TIME SHIPPING CO LTD OR A COMPANY TO BE NOMINATED BY THEM NO LATER THAN 30 DAYS OF APPROXIMATE NOTICE OF VESSEL’S INTENDED DELIVERY IS TENDERED FROM SELLERS

THE PERFORMANCE OF THIS AGREEMENT BY THE NOMINEE IS GUARANTEED BY SHANGHAI TIME SHIPPING CO LTD WHO ARE TO REMAIN JOINTLY AND SEVERALLY FULLY RESPONSIBLE FOR THE PROMPT AND TIMELY FULFILLMENT OF ALL BUYERS’ RESPONSIBILITIES, UNDERTAKINGS, OBLIGATIONS AND LIABILITIES HEREUNDER.

hereinafter called the Buyers, have agreed to buy

Name: “MARIA C”

Classification Society/Class: NKK

Built: 1994	By: SHIN KURUSHIMA ONISHI

Flag: Cyprus	Place of registration: Limassol

Call Sign: C4HD2	Grt/Nrt: 26093 / 14868

~~Register Number:~~ IMO/Reg No: 9103166

hereinafter called the Vessel, on the following terms and conditions:

Definition

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in Shanghai / Piraeus / London ~~the place of closing stipulated in Clause 8.~~

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication including e-mail.

“Classification Society” or “Class” means the Society referred to in line 4.

1.        Purchase price: USD 22.500.000 (United States Dollars Twenty Two Million Five Hundred Thousand, Only)

2.        Deposit

As security for the correct fulfilment of this Agreement the Buyers shall ~~pay~~ remit a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) Shanghai/New York/Piraeus banking days from the date both parties hereto have signed this Agreement or a faxed/scanned copy hereof ~~from the date of this Agreement.~~ This deposit shall be placed with

The Royal Bank of Scotland PLC
Piraeus branch
45 Akti Miaouli
185 10 Piraeus, Greece
Swift Code RBOSGRAAA
Attn: Mr. Fotis Bratimos/ Ms Elena Konstantilieri
Account No: 506143
Beneficiary: Joint account in the names of “SHANGHAI TIME SHIPPING CO. LTD.”
(Buyers) and “MARIA C. MARITIME INC” (Sellers)

USD correspondent: JP Morgan Chase Bank, N.Y. CHASUS33

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for opening, holding, lifting and closing ~~ho~~l~~d~~i~~ng~~ the said deposit shall be borne equally by the Sellers and the Buyers. Buyers are not responsible for the delay of deposit remittance solely due to Sellers failure to process the joint account in time

3.        Payment

The said deposit and the balance of 90% (ninety per cent) of the Purchase Price (the ‘Balance Money’) together with all other monies payable under this Agreement shall be paid in full free of bank charges to

DANAOS CORPORATION
Account Number 178200-100
With the Royal Bank of Scotland
Piraeus branch
45 Akti Miaouli
185 10 Piraeus, Greece
Swift Code RBOSGRAAA
IBAN GR28 0640 0010 0000 0017 8200 100

on delivery of vessel, but not later than 3 Shanghai/NewYork/Plraeus/London banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with clause 5

Closing and exchange of delivery documents shall take place in London, U.K
Structured Ship Finance
Shipping Business Centre
The Royal Bank of Scotland Group
Tel: +44 207 615 4018

4.        Inspections

The vessel and her classification records’ have been inspected and accepted by the Buyers and by the C.C.S. Thus the sale is outright and definite.

a)*                  ~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in on~~

~~and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

b)*                 ~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within.~~

~~The Seller shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the lessee thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~

~~become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.                         Notice, time and place of delivery.

a)                         ~~The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30/20/10/7, and 3 days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

Sellers shall keep the Buyers well informed of the Vessel’s itinerary and nominate the delivery range and intended place of delivery 30 days prior to the approximate delivery. Sellers shall provide Buyers with 20/15/10/7 and 3 days notice of the estimated time of arrival at the intended place of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

The vessel will be delivered with swept clean holds

b)        ~~The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in~~

~~in the Sellers’ option.~~

Expected time of delivery: Between 17th November 2006 and 18th February 2007. Sellers shall also use their best endeavor to deliver the vessel as early as possible.

Sellers shall use their best endeavor to deliver the vessel in Singapore/Japan range. However, final delivery range will be back to back with the redelivery of the existing charters, i.e. vessel to be delivered by Sellers and taken over by Buyers over safely afloat at a safe and accessible berth/anchorage/buoy within Aden/Japan range, Skaw/Passero range including UK/Med, Buenos Aires/East Coast USA range, in the Sellers option, but in case at Sellers nominated port of delivery there is no Chinese Embassy where the Buyers joining crew cannot process visa from, then Buyers have the option to nominate at least 7 running days prior to the Sellers intended date of delivery an alternative port of delivery, which not to be more than 12 days steaming time from the Sellers’ nominated delivery port. Buyers nominated port to be the nearest to Sellers nominated port that Buyers may obtain visa for their crew. Sellers to undertake to sail the vessel to Buyers such nominated port at Sellers risk and Buyers cost. These costs will be the vessel’s daily running cost plus bunkers plus financing interest plus cost of exit from Sellers delivery port and entry to Buyers delivery port as quoted by the Sellers and Buyers agents respectively

Opex 3480 + Bunkers 10050 + Interest 4286 = USD 17816 per day at sea plus port(s) cost.

Sea Time to be calculated upon full away from pilot station from Sellers nominated delivery port to sea pilot station to Buyers nominated port

c)                         Date of cancelling (see clauses 5c), 6b) (iii) and 14): 18th February 2007 in Buyers option

However, only in case Sellers need extra time purely for the preparatory purpose of delivery, i.e. not for the time charterers charter extension purpose, Buyers to grant an extention of cancelling date upto 28th February 2007.

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 3 ~~7~~ running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 3 ~~7~~ running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                        Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                         ~~Drydocking/Divers Inspection~~ (see additional clause 17)

a)**           ~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line the extent of the inspection being in accordance with Classification Society’s rules. If the [illegible] propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**          ~~(i)        The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii)       If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to effect the Vessel’s class, then unless repairs can be carried out affect to the satisfaction of the Classification society, the Sellers shall arrange for the vessel to be drydocked at their expenses for inspection by the Classification society of the Vessel’s underwater ports below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to effect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the classification society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii)      If the vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

c)                         ~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i)        the Classification Society may require survey of the talishaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft~~

~~to be drawn and surveyed by Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel survey cycle. The Buyers shall declare where they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection of the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to effect the Vessel’s class, these parts shall be renewed or made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii)       the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay those expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to effect the vessel’s class.~~

~~(iii)      The expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv)      The Buyer’s representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v)       The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classifications surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and Irrespective of Clause 5(b).~~

~~*         Notes, if any, in the surveyor’s report which are accepted by the classification Society without condition/recommendation are not to be taken into account.~~

~~**       6a) and 6 b) are alternative; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller (s)/~~propeller blade(s)~~, if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property~~, but spares an ord~~e~~r are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/~~propellers blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Seller’s flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s) shall be excluded without compensation, Captain’s Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

• Dosing pump for boiler water treatment (1 piece)
• Unitor HFO compatibility test kit (1 piece)
• Extra deck air compressor with panel (1 piece)
• H.P. washing machine complete with extension cables (1 piece)
• Painting spray machine

The Buyers shall take over the remaining bunkers and unused lubricating oils in sealed drums or in storage tanks without having passed through the vessel’s system ~~and sealed drums~~ and pay the ~~current not marked~~ last net purchase prices evidenced by the copy of invoices which to be provided by the sellers ~~price~~ (excluding barging expenses) at the port and date of delivery of the Vessel. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

The Seller’s and the Buyers’s familiarization representative shall jointly measure the bunker/lubricant oil quantity and prepare a Statement of Fact prior to delivery of the vessel showing the remaining quantities of bunkers and unused lubricant oil including calculated consumption by the Vessel upto the date of delivery, which shall be the amount of bunkers and lubricating oils the Buyers shall pay under the terms of this agreement.

8.                        Documentation. (see also additional clause 18)

~~The place of closing:~~

~~In exchange for payment-of-the-Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~

~~a)                        Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrance, mortgages and maritime liens or any other debts or [illegible] whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)                       Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)                        Confirmation of Glass issued within 72 hours prior to delivery.~~

~~d)                       Current Certificate issued by the competent authorities stating that the Vessel is free from register encumbrance.~~

~~e)                        Certificate of deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the purchase Price has been paid and the Vessel has been delivered.~~

~~f)                          Any such additional documents as may reasonably be required by the competent authorities for the purchase of registering the Vessel provided the Buyers notify the Sellers of any such documents as soon as possible after the~~ date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans drawings and manuals etc., which are on board the Vessel and in Sellers’ office and/or their possession. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at Buyers expense, if they so request. The Sellers may keep the Vessel’ s log books but the Buyers to have the right to take copies of same.

9.        Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages, taxes and maritime liens or any other debts whatsoever as well as any dispute claim with its Union. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

Sellers will provide Buyers with Free of Encumbrances Certificate dated the day of the closing same to be issued by the vessel’s Registry Authority or Cypriot Consulate in Piraeus or London.

10.      Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers account, where as similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.      Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreements she shall be delivered by the Sellers and taken over by the Buyers as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended for minimum 3 (three) months after the day of delivery without condition/recommendation* by Class or relevant authorities at the time of delivery.

~~“Inspection” in the Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b). If applicable, or the buyers inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*                           Notes, if any, in the surveyor’ s reports which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.      Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings

13.      Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all their expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, In which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all their expenses incurred together with interest.

14.      Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validity complete a legal transfer by the date stipulated in line 61 or at such date as may have been extended pursuant to this Agreement the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness ~~given~~, has not been given by the date stipulated in line 61 or at such date as may have been extended pursuant to this Agreement the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned thereon shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validity complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.      Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right 60 days prior to the expected date of delivery to place up to 2 (two) representatives on board the Vessel at their sole risk and expense ~~upon arrival at ……... on or about~~ ..These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. The Buyers’ representatives are to be allowed to remain on board up to and during the time of delivery, always at Buyers’ sole risk and expense.

Once Sellers have tended NOR, Buyers are entitled to have another 8 representatives onboard for familiarization purpose only.

16.      Arbitration

a)*                  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 ~~1950 and 1979~~ or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)*                 ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United Stage Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators Inc, New York.~~

c)*                  ~~Any dispute arising out of this Agreement shall be referred to arbitration at                                                      , subject to the procedures applicable there. The laws of         shall govern this Agreement.~~

~~*                            16a), 16b) and 16c) are alternatives; delete whichever is net applicable in the absence of deletions, alternative 16 a) to apply.~~

Additional Clauses:

17. Divers Inspection

No drydocking, prior to the delivery of the Vessel, however the Buyers to have the option to arrange at their risk and expense at any convenient port before delivery or at the port of delivery an inspection of the Vessel’s underwater parts by divers appointed by Buyers and approved by Vessel’s Class, in the presence of the Class surveyor and Sellers’ and Buyers’ representatives, Buyers not to interfere at the video monitor or with the Class surveyor’s work.

The Sellers shall notify Buyers as to the vessel’s itinerary for Buyers to decide the most convenient place for the underwater inspection to take place at Sellers time. Sellers to arrange Class Surveyor at Buyers expenses who shall be in attendance at the time of underwater inspection.

Buyers shall in any event pay for the divers and the cost of Class attendance. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction/requirement of the Class surveyor attending. The Class to be the sole arbitrator as to whether underwater damage, if any, will impose any condition of Class. If the conditions at the place of such inspection are not suitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative nearby place.

Should any damage be found to the underwater parts that will impose a condition of Vessel’s present class, then:

a. In case vessel’s Class imposes a condition but does not require drydocking before next scheduled drydocking, Sellers have the option to repair same to Class satisfaction prior to delivery or to compensate the Buyers with the estimated cost to repair such damage in a way which is acceptable to the Vessel’s Class, which cost to be only the direct cost to repair such damage (i.e. excluding docking/undocking costs, tugs, loss of hire, deviation, etc), as per the average of 2 (two) quotations received from 1 (one) major reputable repair yard chosen by Buyers and 1 (one) major reputable repair yard chosen by Sellers, such repair yards to be located in China and capable of repair a vessel of such type; The average amount agreed shall be deducted from the Purchase Price at the time of delivery.

b. In case that the rudder, propeller, bottom or other underwater parts below the summer load line be found broken, damaged or defective, so as to affect Vessel’s present class and must be immediately repaired, then clause 6B(ii) NSF 93 to be reinstated.

In the event the Vessel is to be drydocked, the canceling date will be extended appropriately for the extra time taken to deliver the Vessel due to ballasting/drydocking/repairs to be carried out to Class’ satisfaction in accordance with this Agreement, [but such extension will not exceed in total 7 running days].

In case of drydocking, the Buyers may carry out cleaning/painting works at their sole risk and expense, subject to the Sellers’ approval, without interfering with the Sellers’ drydock works nor the classification surveyor’s work, if any, and without affecting Vessel’s timely delivery schedule. If however Buyers’ works are still in progress when Sellers have completed their works and they are ready in all respects to deliver the Vessel to the Buyers as per the Agreement, then Sellers shall tender final Notice of Readiness to the Buyers whilst the Vessel is in drydock and Buyers must take timely delivery of the Vessel whether on drydock or not, with undocking expenses only to be for Sellers’ account.

The Class shall issue a Class Survey Record which indicates whether the Underwater Inspection has found any damage affecting class, and in the event that such damage is found, indicates whether it requires immediate rectification or whether it should be rectified during the next drydocking. This Class Survey Record will be issued immediately after the completion of the divers Underwater Inspection.

18. Documentation.

AA. Sellers to provide Buyers with following documents in exchange of purchase money at the time of closing:

(1)       Three original bills of sale notarially attested and legalized by the Chinese Embassy or Consulate in Athens or London and warranting that the vessel is free for all encumbrances, mortgages and maritime liens or other debts or claims whatsoever to be signed by a duly authorized signatory on behalf of the Sellers.

(2)       Minutes of meetings of the Board of directors and shareholders of the Sellers, authorizing the sale of the vessel to the Buyers and the issue of a Power of Attorney. The minutes to be notarially attested and legalized by the Chinese Embassy or Consulate in Athens or London.

(3)       Copies of Memorandum and Articles of Association and other constitutional documents of the Seller, which are to be certified by the secretary of the Sellers.

(4)       Power of Attorney of the Seller authorizing individuals to execute all necessary documents on the Sellers’ behalf, same to be notarially attested and legalized by the Chinese Embassy or Consulate in Athens or London.

(5)       Deletion Certificate in original issued by the vessel’s Registry Authority on the date of delivery. In case that such original certificate is not available, the Sellers instead shall furnish the Buyers with a Letter of Undertaking on Sellers company letterhead at the time of delivery to provide the Deletion Certificate in original to the Buyers within 5 (five) working days from the date of delivery of the Vessel

(6)       Free of Encumbrances Certificate in original issued by the Vessel’s Registry Authority or the Cypriot Consulate in Piraeus or London on the date of delivery certifying that the vessel is free of all registered encumbrances and mortgages.

(7)       Letter of Undertaking which clearly states vessel is free from registered encumbrance and from all maritime liens and debts and that they further undertake to indemnify the Buyer for all and any claims arising prior to the delivery of the vessel.

(8)       Original class maintained certificate from NK classification that the vessel’s class is maintained free of recommendations/conditions of class dated not earlier than three (3) working days before date of delivery

(9)       Letter of Undertaking which states that to the best of the Sellers’ knowledge the vessel is not blacklisted by the Arab Boycott League in Damascus or the ITF or any other nations or organizations.

(10)     3 original copies of commercial invoice in relation to the total purchase price of the vessel.

(11)     3 original copies of commercial invoices in relation to bunkers and lubrication oils remaining on board the vessel at delivery along with copies of invoices for the purchase of bunkers and lubrication oils.

(12)     Letter of Undertaking from seller to delete the vessel from INMARSAT on the day of delivery of the vessel.

(13)     Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel dated not earlier than three (3) working days before date of delivery.

BB. List of Original Documents to be delivered by vessel’s Buyers to Sellers in exchange of purchase money at the time of closing

(1).      Copy of the Buyers Company Registration Certificate duly notarised and officially translated into the English language by a competent public authority.

(2).      Original Board Resolutions (notarised and officially translated in the English language by a competent public authority) ratifying the Memorandum of Agreement and all other terms of the purchase of the Vessels and authorising the issuance of a Power of Attorney as per paragraph 3 herebelow.

(3).      Original Power of Attorney (notarised and officially translated in the English language by a competent public, executed by a duly authorised Director, appointing attorney(s)-in-fact empowered to sign, execute and deliver any and all documents necessary in connection with the purchase of the Vessels, as well as for the release of the deposit money and payment of the purchase price as well as any other payment due under the Memorandum of Agreement.

Both Sellers and Buyers shall exchange to each other the above drafts of documents at least 7 (seven) working days prior to delivery

19. Blacklisting.

The Sellers to confirm that to the best of their knowledge the Vessel is not blacklisted by any nation.

20. Plans/Manuals

At the time of Vessel’s delivery the Sellers to hand over to Buyers’ representative all drawings/plans and manuals available on board which are not to be returned to Class or Registry (in which case copies shall be provided). Sellers’ ISM manuals and forms as well as Vessel’s log books will not be handed over, however Buyers shall have the right to take the copy of log books. In addition all drawings/plans and manuals available in Managers’/Owners’ office to be forwarded to the Buyers’ office as soon as possible after delivery delay. Forwarding expenses to be for Buyers’ account.

21. Confidentiality

Both parties shall keep all the negotiations and the Agreement and all its terms strictly private and confidential.

For the Sellers	For the Buyers

/s/ I Prokopakis	/s/ illegible
Name: I. PROKOPAKIS	Name: [illegible]

Title: Director	Title:

Date: 16/08/2006	Date: 2006.8.15

On behalf of:	On behalf of:
MARIA C. MARITIME INC.	Shanghai Time Shipping Co. Ltd. or its nominee

For the Sellers	For the Buyers

FOR DANAOS CORPORATION	FOR SHANGHAI TIME SHIPPING CO LTD.

/s/ I. Prokopakis	/s/ illegible
Name: I. PROKOPAKIS	Name: [illegible]

Title: Director	Title:

Date: 16/08/2006	Date: 2006.8.15

On behalf of:	On behalf of: